Summary of Compensation Payable to Non-Employee Directors

On March 16, 2005, the Compensation Committee of the Board of Directors of eBay Inc. approved the compensation to be paid to eBay’s non-employee directors for 2005. The compensation amounts remained unchanged from their 2004 levels, and are described below.

New directors who are not employees of eBay, or any parent, subsidiary or affiliate of eBay, receive deferred stock units, or DSUs, with an initial value of $150,000 under our 2003 Deferred Stock Unit Plan. DSUs represent an unfunded, unsecured right to receive shares of eBay common stock (or the equivalent value thereof in cash or property), and the value of DSUs varies directly with the price of eBay’s common stock. Each DSU award granted to a non-employee director upon election to the Board will vest as to 25% of the DSUs on the first anniversary of the date of grant and as to 1/48 of the DSUs each month thereafter, provided the director continues as a director or consultant of eBay. DSUs are payable in stock or cash (at eBay’s election) following the termination of a non-employee director’s tenure in such capacity

Non-employee directors are also eligible to participate in the 1998 Directors Stock Option Plan, also referred to as the Directors Plan. Option grants under the Directors Plan are automatic and non-discretionary, and the exercise price of the options must be 100% of the fair market value of the common stock on the date of grant. Each eligible director is granted an option to purchase 15,000 shares of eBay common stock at the time of each annual meeting if he or she has served continuously as a member of the Board since the date elected. The Compensation Committee of the Board elected to maintain the annual option grant under the Directors Plan at 15,000 shares notwithstanding the two-for-one split of eBay common stock in February 2005. All options granted under the Directors Plan vest as to 25% of the shares on the first anniversary of the date of grant and as to 1/48 of the shares each month thereafter, provided the optionee continues as a director or consultant of eBay.

Non-employee directors are paid a retainer of $50,000 per year, the chairman of the Audit Committee receives an additional $10,000 per year, and the Lead Independent Director and all other committee chairs receive an additional $5,000 per year. Directors may elect to receive, in lieu of these fees and at the time these fees would otherwise be payable (i.e., on a quarterly basis in arrears for services provided), DSUs with an initial value equal to the amount of these fees. Each non-employee director also receives meeting fees of $2,000 for each Board meeting and $1,000 for each committee meeting.

Mr. Omidyar, eBay’s founder and the Chairman of its Board of Directors, does not receive compensation for his service on the Board of Directors.